Exhibit 10.6

JOINT BENEFICIARY DESIGNATION
AGREEMENT

Insurer and Policy Number:	Massachusetts Mutual Life Insurance Company Contract
Certificate/Policy

Bank:	City Bank

Insured:	Cory Newsom

Relationship of Insured to Bank: Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy (hereinafter Policy) shall be pursuant to the terms set forth below:

I.	EFFECTIVE DATE

The Effective Date of this restated Agreement shall be January 1, 2008. The Agreement was originally effective September 1, 2002.

II.	DEFINITIONS

Refer to the Policy for the definitions of any terms in this Agreement which are not defined herein. If the definition of a term in the Policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the term as set forth in the Policy.

A.	Retirement:

Retirement shall be defined as the Insured's termination of employment with the Bank on or after the date the Insured attains age 58.

B.	Discharge for Cause:

"Discharge for Cause" shall mean the termination of Insured's employment with the Bank as a result of any of the following: (i) the Insured's commission of a felony or gross misdemeanor involving fraud or dishonesty; (ii) the Insured's willful violation of any banking law, rule, or banking regulation; (iii) an intentional failure by Insured to perform stated duties; or (iv) a breach of fiduciary duty by Insured involving personal profit. If the Insured is permitted to resign due to inappropriate conduct as defined above, the Bank may deny all benefits.

C.	Change of Control:

"Change of Control" shall mean a change during the Insured's employment with the Bank: (i) in the ownership of the Bank (acquisition by one or more persons acting as a group of more than 50% of the total voting power or fair market value of the Bank); (ii) in the effective control of the Bank (acquisition or acquisitions during a 12-month period ending on the date of the latest acquisition, by one or more persons acting as a group, of 30% or more of the total voting power of the Bank or replacement of a majority of the members of the board of directors of the Bank [described below, but including only the entity for which no other corporation is a majority shareholder] during any 12-month period by directors not endorsed by a majority of the board before the appointment or election); or (iii) in the ownership of a substantial portion of the assets of the Bank (acquisition or acquisitions during a 12-month period ending on the date of the latest acquisition, by one or more persons acting as a group, of assets with a total gross fair market value of 40% or more of the total gross fair market value of all assets of the Bank immediately before such acquisition or acquisitions) (There is no change in control when there is a transfer to an entity which is controlled by the shareholders of the transferring corporation. A transfer of assets by the Bank is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the Bank in exchange for or with respect to its stock; (ii) an entity, 50% or more of the total value or voting power is owned by the Bank; (iii) a person or more than one person acting as a group, which owns directly or indirectly 50% or more of the total value or voting power of all the outstanding stock of the Bank; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).) For this purpose, the Bank includes the Bank or a majority shareholder (more than 50% of total fair market value and voting power) of the Bank. Additionally, for this purpose, transfers of stock made on account of death, gifts, transfers of stock between family members or acquisitions by any qualified retirement plan sponsored by South Plains Financial, Inc. shall not be considered in determining whether there has been a Change of Control.

D.	Disability:

"Disability" means a condition of the Insured incurred while employed by the Bank and includes any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Insured: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees. The Bank will determine whether Insured has incurred a Disability based on its own good faith determination and may require the Insured to submit to reasonable physical and mental examinations for this purpose. The Insured will be deemed to have incurred a Disability if: (i) the Social Security Administration or Railroad Retirement Board determines that the Insured is totally disabled; or (ii) the applicable insurance company providing disability insurance to the Insured under a Bank sponsored disability program determines that the Insured is disabled under the insurance contract definition of disability, provided such definition complies with the definition in this paragraph.

E.	Years of Service:

To receive credit for one Year of Service, the Insured must remain in continuous employment with the Bank for an entire twelve-month period, the first such period beginning on the original effective date of this Agreement, and successive periods beginning on the anniversary of such date.

III.	POLICY TITLE AND OWNERSHIP

Title and ownership of the Policy shall reside in the Bank for its use and for the use of the Insured in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

IV.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the Insured, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

V.	PREMIUM PAYMENT METHOD

Subject to the Bank's absolute right to surrender or terminate the Policy at any time and for any reason, the Bank shall pay an amount equal to the planned premiums and any other premium payments which might become necessary to keep the Policy in force.

VI.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VII.	DEATH BENEFITS

Subject to Paragraphs VIII, IX, X and XI herein, the division of the death proceeds of the Policy will be as follows:

A.
The Insured's beneficiary(ies), designated in accordance with Paragraph IV, shall be entitled to an amount equal to one hundred percent (100%) of the net-at-risk insurance portion of the Policy proceeds if Insured's date of death occurs: (i) while employed by the Bank; (ii) after Retirement; (iii) after a Change of Control; (iv) after a determination of Disability of the Insured. The net-at-risk insurance portion is the total Policy proceeds less the cash value of the Policy.

B.
The Insured's beneficiary(ies), designated in accordance with Paragraph IV, shall be entitled to the percentage as determined below of an amount equal to one hundred percent (100%) of the net-at-risk insurance portion of the Policy proceeds, if the Insured's date of death occurs at a time not described in subparagraph VII.A.

Years of Service	Vesting Percentage
0	50%
1	55%
2	60%
3	65%
4	70%
5	75%
6	80%
7	85%
8	90%
9	95%
10	100%

C.	The Bank shall be entitled to the remainder of the Policy proceeds.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VIII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the Policy's cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

IX.	TERMINATION OF AGREEMENT

A.	Notwithstanding any other provision of this Agreement, this Agreement shall terminate and all benefits shall be forfeited upon the occurrence of any of the following:

1.	The Insured shall leave the employment of the Bank (voluntarily or involuntarily) prior to one (1) full year of employment with the Bank from the date of first employment.

2.	The Insured shall be Discharged for Cause.

3.	Surrender, lapse, or other termination of the Policy by the Bank, and subject to the Insured's option as set forth hereunder.

4.	It is determined in the sole judgment of the Bank that the Insured has materially breached any covenants of Article XI.

B.
Upon such termination of this Agreement pursuant to subparagraph IX.A.3. but prior to the termination of the Policy by the Bank, the Insured (or assignee) shall have a fifteen (15)day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate, Such cash payment referred to hereinabove shall be the greater of the cash surrender value of the Policy or the amounts of the premiums paid by the Bank prior to the date of the assignment.

C.
If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to make the cash payment described in subparagraph IX(B), or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured's rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

D.	The Insured expressly agrees this Agreement shall constitute sufficient written notice to the Insured of the Insured's option to receive an absolute assignment of the Policy as set forth herein.

E.	Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VII. above.

F.	Upon termination of this Agreement, all benefits shall cease and shall be forfeited, including any future benefits or vested benefits,

X.	INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	CONFIDENTIALITY, NON-COMPETITION AND NON-DISCLOSURE

A.	Confidentiality of Agreement.

Insured agrees to treat the existence and the terms of this Agreement as strictly confidential. Accordingly, with the exception of Insured's immediate family, Insured agrees not to disclose, either directly or indirectly, to any person or entity (i) the benefits under this Agreement which have been made available to him or may be made available to him in the future; (ii) any discussion or negotiations which have occurred in connection with this Agreement; (iii) the existence, terms, or conditions of this Agreement or the benefits provided hereunder, without the prior written consent of the Bank, except as required for income reporting purposes; or as required by a court of competent jurisdiction or other administrative or legislative body; provided, prior to disclosing any of the confidential information to a court or other administrative or legislative body, Insured shall promptly notify the Bank so it may seek a protective order or other appropriate remedy.

B.	Proprietary Information of Bank:

a.
Bank promises to give Insured "trade secrets" or confidential information during the course of the Insured's employment with the Bank. The term "trade secret" shall mean any devices, secret inventions, processes and compilations of information and records owned by the Bank and regularly used in the operation of the business of the Bank. Insured acknowledges the direct and indirect disclosure of any such confidential information to existing or potential competitors of the Bank would place the Bank at a competitive disadvantage and would do damage, monetary or otherwise, to the Bank's business; and the engaging by Insured in any of the activities prohibited by this Agreement may constitute improper appropriation and/or use of such information and trade secret status. Insured expressly acknowledges trade secret status of the confidential information and the confidential information constitutes a protectable business interest of the Bank.

b.
From the date of this Agreement, Insured shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the confidential information of the Bank other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the confidential information to a court or other administrative or legislative body, Insured shall promptly notify the Bank so it may seek a protective order or other appropriate remedy. Insured agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Bank at any time upon request by the Bank and upon the termination of his engagement for any reason.

C.	Non-Competition Agreement:

Ancillary to subparagraph XI.B.a., from the Effective Date until the second anniversary of the termination of employment (the "Non-Competition Period"), Insured agrees not to engage in Competition (as defined below) with the Bank in any County where the Bank maintains a branch office. For purposes of this Agreement, "Competition" by Insured shall mean Insured's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which is engaged in the same business as the business of the Bank as the same shall be constituted at any time during or following his engagement; provided that, it shall not be a violation of this Agreement for Insured to (i) become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended or (ii) be employed by an entity which engages in the same business as the business of the Bank so long as Insured does not directly perform services for or work within a division or business unit of such entity that engages in the business of the Bank.

D.	Solicitation of Bank's Customers:

Without limiting the generality of the foregoing, during the Non-Competition Period, Insured agrees he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

a.	solicit from any customer doing business with the Bank business of the same or of a similar nature to the business conducted between the Bank and such customer;

b.	solicit the employment or services of any person who at the time is employed by or a consultant to the Bank; or

c.	make any statements or comments of a defamatory or disparaging nature to third parties regarding the Bank or its officers, directors, personnel, products or services.

E.	Injunctive Relief.

Insured acknowledges the Insured's agreement to the terms set forth herein are a critical inducement to the entering into the Life Insurance Endorsement Method Split Dollar Plan Agreement by the parties thereto, and a material breach by him of any of the provisions contained under this paragraph will cause the Bank irreparable injury and would not be reasonably or adequately compensated for by damages in an action at law. Insured therefore agrees the Bank shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Insured from any such violation.

F.	Reformation of Agreement.

Insured further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information available to Insured during his past and future employment with Bank, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Bank; and it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Agreement is not reasonable in any respect, or that any provision should be deemed to exceed the time, geographic or occupational limits permitted by applicable law, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Agreement as so modified.

G.	Forfeiture of Benefits in the Event of Breach.

Notwithstanding any other provision of this Agreement, if at any time it is determined in the sole judgment of the Bank that the Insured has materially breached any of the covenants under this paragraph, all benefits provided herein shall be forfeited and this Agreement shall be terminated and no death benefits shall be due hereunder and, if applicable, the Insured's beneficiary(ies) shall repay to the Bank any and all death benefits already received, without prejudice to the Bank's right to pursue other equitable and legal remedies for enforcement and recovery under this Agreement.

XII.	ADMINISTRATIVE AND CLAIMS PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA"):

A.	Plan Administrator.

The "Plan Administrator' of this Agreement shall be City Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of this Agreement as established herein. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

C.	Claims Procedures.

Claim forms or claim information as to the Policy can be obtained by contacting Renaissance Bank Advisors (800-544-6079). When the Plan Administrator has a claim which may be covered under the provisions described in the Policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Plan Administrator what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement. In the event that a claim is not eligible under the Policy, the Insurer will notify the Plan Administrator of the denial pursuant to the requirements under the terms of the Policy. If the Plan Administrator is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	MISCELLANEOUS

A.	Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whichever should so apply.

B.
The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy shall fully discharge the Insurer from any and all liability.

C.
Subject to the Bank's sole and absolute right to surrender or terminate any and all life insurance policies that are the subject matter of this Agreement, it is agreed by the parties that, during the lifetime of the Insured, this Agreement may be amended or revoked at anytime or times, in whole or in part, by the mutual written consent of the Insured and the Bank. The Bank may, however, unilaterally and without the consent of the insured, exchange any life insurance policy(ies) that are the subject matter of this Agreement, with or without replacing said policy(ies) and, in the event of a same or similar exchange, the Insured expressly agrees to the same.

D.
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

E.
The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control, this paragraph shall become null and void.

F.	The laws of the State of Texas shall govern the validity and interpretation of this Agreement.

G.	This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

EXECUTED at Lubbock this 9th day of April, 2008.

CITY BANK

By:	/s/ [illegible]
Bank Officer
Title

/s/ Cory Newsom
Cory Newsom, Insured